UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 3, 2017

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-36214	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

250 Campus Drive, Marlborough, MA	01752
(Address of Principal Executive Offices)	(Zip Code)

(508) 263-2900

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 3, 2017, Hologic, Inc., a Delaware corporation (“Hologic” or the “Company”), Hologic GGO 4 Ltd, a company incorporated in England and Wales (“Hologic U.K.”), Hologic UK Finance LTD, a company incorporated in England and Wales (“U.K. Finance”) and certain other subsidiaries of the Company that may become designated borrowers from time to time (together with U.K. Finance, the “Designated Borrowers”), as well as certain of Hologic’s domestic subsidiaries (the “Subsidiary Guarantors”) entered into an Amended and Restated Credit and Guaranty Agreement (the “Amended and Restated Credit Agreement”), with Bank of America, N.A., in its capacity as Administrative Agent, Swing Line Lender and L/C Issuer, and certain other lenders from time to time party thereto. The Amended and Restated Credit Agreement amends and restates the Company’s prior credit agreement, originally dated as of May 29, 2015.

Hologic, Hologic U.K. and the Designated Borrowers are the borrowers (the “Borrowers”) under the Amended and Restated Credit Agreement. Hologic’s obligations under the Amended and Restated Credit Agreement are guaranteed by the Subsidiary Guarantors. The obligations of Hologic U.K. and the Designated Borrowers under the Amended and Restated Credit Agreement and all Cash Management Obligations and Hedge Obligations (each term as defined in the Amended and Restated Credit Agreement) are guaranteed by Hologic and the Subsidiary Guarantors.

The obligations of the Borrowers are secured by first-priority liens on, and a first-priority security interest in (in each case subject to certain liens permitted under the Amended and Restated Credit Agreement), substantially all of the U.S. assets of Hologic and the Subsidiary Guarantors, including, with certain exceptions, all of the capital stock of substantially all of the domestic subsidiaries owned by the Company and the Subsidiary Guarantors and 65% of the capital stock of certain of the Company’s first-tier foreign subsidiaries. The security interests are evidenced by a pledge and security agreement with Bank of America, N.A., in its capacity as Collateral Agent, and other related agreements.

The proceeds of the Amended and Restated Credit Agreement may be used to satisfy certain existing indebtedness, including the repurchase of the Company’s outstanding convertible notes due 2042 and 2043, and to provide working capital financing and funds for other general corporate and permitted purposes.

The credit facilities (the “Amended and Restated Credit Facilities”) under the Amended and Restated Credit Agreement consist of:

•	A $1.5 billion secured term loan (the “Term Loan”) to Hologic maturing on October 3, 2022 (the “Stated Maturity Date”), which date will spring to April 15, 2022 (the “Springing Maturity Date”), a date that is 91 days prior to the maturity date of the Company’s 2022 Notes if the 2022 Notes have not been refinanced in full (a “Qualified Refinancing”) to a date that is at least 91 days after the Stated Maturity Date, or repaid, redeemed or defeased on or prior to the Springing Maturity Date, unless as of the Springing Maturity Date, the Company has sufficient unrestricted cash and availability under the Revolver (as defined below) (or under any other committed credit facility) to repay, redeem or defease the 2022 Notes in full on the maturity date of the 2022 Notes (Hologic has agreed to maintain from and after the Springing Maturity Date sufficient unrestricted cash and availability under the Revolver (or under any other committed credit facility) to repay, redeem or defease the 2022 Notes in full on the maturity date of the 2022 Notes); and

•

A secured revolving credit facility (the “Revolver”) under which the Borrowers may borrow up to $1.5 billion, subject to certain sublimits, with a final maturity date of the Stated Maturity Date, which date will spring to the Springing Maturity Date if a Qualified Refinancing has not been completed (or the 2022 Notes have not been repaid, redeemed or defeased) on or prior to the Springing Maturity Date, unless as of the Springing Maturity Date, the Company has sufficient unrestricted cash and availability under the Revolver (or under any other committed credit facility) to repay, redeem or defease the 2022 Notes in full on the maturity date of the 2022 Notes (Hologic has agreed to maintain from and after the Springing Maturity Date sufficient unrestricted cash and availability under the Revolver (or under any other committed credit facility) to repay, redeem or defease the 2022 Notes in full on the maturity date of the 2022 Notes).

The Revolver has the following sublimits:

•	A sublimit equal to the lesser of (x) $200 million and (y) the aggregate revolving commitments which may be drawn by Hologic U.K. (“U.K. Borrower Sublimit”);

•	A sublimit equal to the lesser of (x) $200 million and (y) the aggregate revolving commitments which may be drawn by certain subsidiaries of Hologic to the extent designated as a borrower under the Amended and Restated Credit Agreement (“Designated Borrower Sublimit”);

•	A letter of credit sublimit equal to the lesser of (x) $100 million and (y) the aggregate revolving commitments (“LC Sublimit”); and

•	A swing line sublimit equal to the lesser of (x) $50 million and (y) the aggregate revolving commitments (“Swing Line Sublimit”).

On October 3, 2017, the Company borrowed $345 million under the Revolver. This initial borrowing, together with the net proceeds of the Term Loan, were used to refinance in full the term loan and revolver outstanding balances under the 2015 Credit Agreement as well as pay for fees and expenses of the refinancing. Any excess cash received may be used for the repurchase of the Company’s outstanding convertible notes and to provide working capital financing and funds for other general corporate and permitted purposes.

Borrowings under the Revolver may be made in certain alternative currencies pursuant to the terms of the Amended and Restated Credit Agreement. The Company has the ability, subject to the terms of the Amended and Restated Credit Agreement, to designate any additional wholly-owned foreign subsidiary of Hologic as a Designated Borrower to receive loans under the Designated Borrower Sublimit. The obligations of any Designated Borrower under the Designated Borrower Sublimit are guaranteed by Hologic and the Subsidiary Guarantors.

Borrowings under the Amended and Restated Credit Facilities, other than Swingline Loans, bear interest, at the Company’s option, at the Base Rate (as defined in the Amended and Restated Credit Agreement), at the the Eurocurrency Rate (as defined in the Amended and Restated Credit Agreement), or at the LIBOR Daily Floating Rate (as defined in the Amended and Restated Credit Agreement), in each case plus the Applicable Rate (as defined in the Amended and Restated Credit Agreement).

The Applicable Rate in regards to the Base Rate, the Eurocurrency Rate and the LIBOR Daily Floating Rate is subject to specified changes depending on the Total Net Leverage Ratio (as defined in the Amended and Restated Credit Agreement). The borrowings of the Term Loan under the Amended and Restated Credit Facilities initially bear interest at an annual rate equal to the Eurocurrency Rate (i.e., the LIBOR rate) plus an Applicable Rate equal to 1.50%. The borrowings of the Revolver under the Amended and Restated Credit Facilities initially bear interest at a rate equal to the LIBOR Daily Floating Rate plus an Applicable Rate equal to 1.50%. The Company is also required to pay a quarterly commitment fee calculated on a daily basis equal to the Applicable Rate as of such day multiplied by the undrawn committed amount available under the Revolver (taking into account any outstanding amounts under the LC Sublimit).

The Borrowers are also permitted to elect to establish additional incremental loans up to a sum of $750 million and the maximum amount that would not cause the Net Senior Secured Leverage Ratio (as defined in the Amended and Restated Credit Agreement) to exceed 3.50 to 1.00, with certain exceptions for the incurrence of such incremental facilities by the Company’s foreign subsidiaries.

The Company is required to make scheduled principal payments under the Term Loan in increasing amounts ranging from $9.375 million per three-month period commencing with the three-month period ending on December 30, 2017 to $37.5 million per three-month period commencing with the three-month period ending on September 23, 2022. The remaining balance of the Term Loan is due at maturity. Any amounts outstanding under the Revolver are due at maturity. In addition, subject to the terms and conditions set forth in the Amended and Restated Credit Agreement, the Company is required to make certain mandatory prepayments from the net proceeds of specified types of asset sales (subject to certain reinvestment rights), debt issuances and insurance recoveries (subject to certain reinvestment rights) (“Mandatory Prepayments”). Mandatory Prepayments are required to be applied by the Company, first, to the Term Loan, second, to any outstanding amount under any Swing Line Loans (as defined in the Amended and Restated Credit Agreement), third, to the Revolver, fourth to prepay any outstanding reimbursement obligations with respect to Letters of Credit (as defined in the Amended and Restated Credit Agreement) and fifth, to cash collateralize any Letters of Credit. Subject to certain limitations, the Company may voluntarily prepay any of the Amended and Restated Credit Facilities without premium or penalty.

The Amended and Restated Credit Agreement contains affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants restricting the ability of the Borrowers and the Subsidiary Guarantors, subject to negotiated exceptions, to incur additional indebtedness and grant additional liens on their assets, engage in mergers or acquisitions or dispose of assets, enter into sale-leaseback transactions, pay dividends or make other distributions, voluntarily prepay other indebtedness, enter into transactions with affiliated persons, make investments, and change the nature of their businesses. In addition, the Amended and Restated Credit Agreement requires the Borrowers to maintain certain financial ratios. The Amended and Restated Credit Agreement also contains customary representations and warranties and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults and an event of default upon a change of control of the Company.

If an event of default occurs and is not cured within any applicable grace period or is not waived, the agent would be entitled to take various actions, including the acceleration of amounts due under the outstanding Amended and Restated Credit Facilities. If the indebtedness under the Amended and Restated Credit Facilities were accelerated, the Borrowers and the Subsidiary Guarantors may not have sufficient funds to pay such indebtedness. In that event the lenders would be entitled to enforce their security interests in the collateral securing such indebtedness, which will include substantially all of the assets of the Company and the Subsidiary Guarantors.

The proceeds of the Amended and Restated Credit Agreement will be used to refinance in full the term loans outstanding under the 2015 Credit Agreement and may be used to satisfy certain other existing indebtedness, including the repurchase of the Company’s outstanding convertible notes, and to provide working capital financing and funds for other general corporate and permitted purposes.

The above description of the Amended and Restated Credit Agreement does not purport to be complete and it is qualified in its entirety by reference to the Amended and Restated Credit Agreement itself, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein in its entirety by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

Repurchase of Convertible Notes and Common Stock. In the quarter ended September 30, 2017, the Company repurchased in privately negotiated transactions approximately $17.9 million in original principal amount of its 2.0% Convertible Senior Notes due 2042 (the “2042 Notes”), and $68.0 million in original principal amount of its 2.0% Convertible Senior Notes due 2043 (the “2043 Notes;” together with the 2042 Notes, the “Convertible Notes”), for an aggregate purchase price of approximately $106.0 million. Holders of these convertible notes may require the Company to repurchase such notes on December 15, 2017 (in the case of the 2043 Notes) and on March 1, 2018 (in the case of the 2042 Notes) at a repurchase price equal to

100% of their accreted principal amount, plus accrued and unpaid interest. The accreted principal amounts of the 2042 Notes and the 2043 Notes will be $245.4 million and $244.8 million, respectively, as of such repurchase dates. At such time, the Company will also have the right to redeem each series of Notes at a redemption price equal to 100% of their accreted principal amount, plus accrued and unpaid interest to, but excluding, the applicable redemption date. Hologic currently intends to redeem each series of notes on the applicable redemption date, which the Company estimates, based on the closing price of its common stock as of September 22, 2017, would require aggregate cash of approximately $540.5 million. If the closing price of the Company’s common stock exceeds $31.175 per share (in the case of the 2042 Notes) or $46.77 per share (in the case of the 2043 Notes), holders of the convertible notes will likely exercise their conversion rights prior to the applicable redemption date as they would receive more value upon conversion compared to redemption. Based on a closing price of the Company’s common stock of $37.57 per share (the closing price for its common stock on September 22, 2017), the conversion value for the 2042 Notes would be $1,205 per $1,000 of notes, or $295.6 million in the aggregate, and the accreted principal amount of the 2043 Notes at the December 15, 2017 anticipated repurchase date will be $1,212 per $1,000 of notes, or $244.8 million, including accretion (which will be higher than the conversion value at the $37.57 trading price). The conversion value of the notes would increase to the extent that the trading price of Hologic’s common stock increases. It is the Company’s current intent and policy to settle any conversion of the convertible notes prior to their redemption as if the Company had elected to make either a net share settlement or all cash election, such that upon conversion, the Company intends to pay the holders in cash for the principal amount of the convertible notes and, if applicable, shares of its common stock or cash to satisfy the premium based on a calculated daily conversion value. Based on the closing price of the Company’s common stock as of September 22, 2017, the Company estimates that the aggregate cash required to repurchase and cash settle conversions of all its outstanding convertible notes, including estimated tax recapture of $86.0 million (based upon excess accrued interest deductions), would be $626.5 million. The Company’s election to redeem or otherwise repurchase the Convertible Notes, and/or make an all cash settlement election on conversion of the Convertible Notes, will be in the Company’s sole discretion, based upon existing market and business conditions at the time of such determination.

In the quarter ended September 30, 2017, the Company also repurchased approximately 5.3 million shares of its common stock for an aggregate amount of $200.1 million.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Credit and Guaranty Agreement, originally dated as of May 29, 2015 and amended and restated as of October 3, 2017, among Hologic, Hologic GGO 4 Ltd, Hologic UK Finance LTD and each other Designated Borrower from time to time party thereto, the Guarantors from time to time party thereto, each Lender from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

99.1	Press Release issued by Hologic, Inc. on October 4, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2017	HOLOGIC, INC.

	By:	/s/ Robert W. McMahon
Robert W. McMahon
Chief Financial Officer